Exhibit 99.1

                                                      Citizens Communications
                                                            3 High Ridge Park
                                                           Stamford, CT 06905
                                                                 203.614.5600
                                                        Web site: www.czn.net
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FOR IMMEDIATE RELEASE
                                                                     Contact:
                                                              Karen C. MIller
                                                                 845-344-9416
                                                              kmiller@czn.com


             Citizens Communications Expands Wireless Data Coverage

     SUNY Orange NY Campus Gains Wireless Access; Elko County, Nev. Approves
                         County-Wide Network Build-Out

Stamford, Conn., Sept. 22, 2006 - Citizens Communications Company (NYSE: CZN) today announced that it will build a wireless data network at SUNY Orange to deliver high-speed Internet access to the Middletown, N.Y. college campus. This network is scheduled to be operational during the fourth quarter of 2006, giving students and faculty in the indoor and outdoor common areas and campus buildings the ability to access the college network and the Internet via a laptop and data card.

Wireless broadband access is an increasingly critical need, especially in education. Students begin college expecting access to the latest technologies, especially wireless network connectivity. Citizens Communications, operating under the brand name of Frontier Communications, currently provides the SUNY Orange campus with fixed-line access to the Internet. The addition of wireless data capability will increase coverage and capacity, allowing a dramatic increase in the number of students and college staff who can utilize broadband.

"Our Technology Master Plan, one of the College's five strategic priorities, focuses on technology upgrades in a number of areas that will enrich the learning environment for students and enhance our administrative efficiency as well," said Dr. Bill Richards, President, SUNY Orange.

"From a management perspective, this is a burden off College resources since we're partnering with Frontier. Frontier provides the personnel and the equipment, and we pay for the services," said Jim Dutcher, Associate Vice President for Technology.

"I look forward to the day when there is a wireless environment across all of our locations throughout Orange County. In fact, the design of the Newburgh Campus will include the most advanced technological environment we can afford so that the campus itself will be a learning laboratory for technological innovations. Obviously, we could not realize any of these dreams without the strong support of partners like Citizens Communications, whose generosity and friendship toward the College benefits students directly every day," Richards said.

                                     -More-

Elko, Nev. expands  Wireless Data  partnership  with Frontier

Frontier has also entered into an agreement with the County of Elko, Nev. to provide Wireless Data Broadband Access. Recently, the City of Elko and Frontier signed an agreement relating to the installation downtown of a Wi-Fi Broadband Mesh Network. The County project enhances wireless coverage in the area, since Phase 2 of the build plan will extend into the suburban communities that surround downtown.

"We are very excited about adding the County of Elko to our Wireless Broadband footprint in Nevada. Elko County industries include the largest gold mining operations in the United States, as well as a newly-approved Railport. Frontier's Wireless Broadband will enhance connectivity options for these key businesses, provide a larger Hot-Spot territory for residents and visitors to the Elko community, and provide better coverage and better service overall," said Kerry Haley, Vice President and General Manager of Wireless Services for Frontier.

About Citizens Communications

Citizens Communications Company (NYSE: CZN) provides full-service communications under the Frontier brand name. It is one of the largest local exchange telephone companies in the country. Frontier offers telephone, television and Internet services, as well as bundled offerings, ESPN360 streaming video, security solutions and specialized products for small businesses and home offices. On September 18, 2006, Citizens Communications announced that it will acquire Commonwealth Telephone Enterprises in Pennsylvania. Additional information about Frontier's products and services is available at www.frontier.myway.com. For more information about Citizens Communications, visit www.czn.com.

This document contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These and all forward-looking statements (including oral representations) are only predictions or statements of current plans that are constantly under review by the company. All forward-looking statements may differ from actual results. The foregoing information should be read in conjunction with the company's filings with the U.S. Securities and Exchange Commission including, but not limited to, reports on Forms 10-K and 10-Q. The company does not intend to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.

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